EXHIBIT (10)(k)



                               LANDAUER, INC.
                      EXECUTIVE SPECIAL SEVERANCE PLAN

      This document constitutes an amendment and restatement of the Landauer, Inc. Executive Special Severance Plan (the "Plan"). Both (i) the provisions of this amendment and restatement that are intended to cause the Plan to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the second paragraph of Section 11 of the Plan, shall be conclusively deemed to be not adverse to the interests of any Employee and shall be effective December 31, 2009. All other amendments included in this amendment and restatement shall be effective 120 days after Employees are notified of such amendments.

      The Plan is intended to secure the continued services and ensure the continued dedication and objectivity of the Employees (as defined in Section 1(g)) in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1(d)) of the Company, by providing to such Employees certain protections so that such Employees need not be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control. The purpose of the Plan is to provide benefits to a group of employees of the Company and its participating affiliates that constitutes a "select group of management or highly compensated employees" within the meaning of Department of Labor Regulation Subsection 2520.104-24.

      1. DEFINITIONS. As used in the Plan, the following terms shall have the respective meanings set forth below:

      (a)   "Average Prior Bonus" means the bonus determined by multiplying
(A) the average of the percentages of annual base salary representing the Employee's annual bonus for each of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs by (B) the Employee's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Termination Date.

      (b)   "Board" means the Board of Directors of the Company.

      (c)   "Cause" means:

            (1) a material breach by an Employee of those duties and responsibilities of the Employee which do not differ in any material respect from the duties and responsibilities of the Employee during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Employee's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

            (2) the commission or conviction of a felony or any act involving fraud, embezzlement, theft or misrepresentation; or

            (3) any gross or willful misconduct of the Employee resulting in substantial loss to the Company or substantial damage to the Company's business or reputation.








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      (d)   "Change in Control" means:

            (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(d); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

            (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;






















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            (3)   the consummation of a reorganization, merger or
      consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

            (4) the consummation of a plan of complete liquidation or dissolution of the Company.

      (e)   "Code" means the Internal Revenue Code of 1986, as amended.

      (f)   "Company" means Landauer, Inc., a Delaware corporation.

      (g) "Current Bonus" means an annual bonus for the fiscal year in which the Change in Control occurs in an amount equal to the greater of (A) the Employee's target annual bonus for such year and (B) the annual bonus payable under the terms of the annual bonus plan in effect immediately prior to the Change in Control based upon the Company's actual performance for such fiscal year.

      (h) "Employee" means any person who is employed by the Company in an executive or officer position and who is designated by the Plan Administrator, in his or her sole discretion, as a participant in the Plan from time to time; PROVIDED, HOWEVER, that the Plan Administrator may not revoke such a designation (i) without giving such person 120 days advance notice of such revocation, (ii) when the Company is aware that a person has taken steps reasonably calculated to effect a Change in Control, or (iii) following a Change in Control, unless such Employee's Termination Period has expired. The Plan Administrator, in his or her sole discretion, shall designate each Employee as a Benefit Level I Employee, a Benefit Level II Employee or a Benefit Level III Employee for purposes of the Plan. The Plan Administrator may, in his or her sole discretion, change any such designation; PROVIDED, HOWEVER, that the Plan Administrator may not change a designation in a manner that is adverse to the interests of an Employee
(x) without giving such Employee 120 days advance notice of such change,
(y) when the Company is aware that a person has taken steps reasonably calculated to effect a Change in Control, or (z) following a Change in Control, unless such Employee's Termination Period has expired.




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      (i)   "Good Reason" means, without an Employee's express written consent, the occurrence of any of the following events after a Change in
Control:

            (i) a significant adverse change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities as in effect immediately prior to such Change in Control;

            (ii) a reduction by the Company in the Employee's rate of annual base salary or bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

            (iii) a change in the Employee's primary employment location to a location that is more than 50 miles from the primary location of the Employee's employment at the time of such Change in Control;

            (iv) the failure of the Company to continue in effect any employee benefit plan or compensation plan in which the Employee is participating immediately prior to such Change in Control, unless the Employee is permitted to participate in other plans providing the Employee with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any such plan; or

            (v) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company's obligations under the Plan, as further described in Section 16 of the Plan.

For purposes of the Plan, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee shall not constitute Good Reason.

      (j) "Nonqualifying Termination" means the termination of an Employee's employment (i) by the Company for Cause, (ii) by the Employee for any reason other than Good Reason, (iii) as a result of the Employee's death, (iv) by the Company due to the Employee's absence from his or her duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Employee's incapacity due to physical or mental illness, or (v) in connection with a sale of assets by the Company or one of its affiliates if the Employee is offered comparable employment (as determined by the Administrator) by the purchaser of such assets or one of its affiliates; PROVIDED, HOWEVER, that employment shall not be deemed comparable if such purchaser does not agree to honor the terms of the Plan with respect to such Employee for the duration of such Employee's Termination Period or to provide other severance benefits that, in the aggregate, are at least as favorable as those provided under the Plan. Notwithstanding anything contained in this Section 1(j), if an Employee voluntarily terminates his or her employment for any reason during the "Window Period" (hereinafter defined), such termination shall not constitute a Nonqualifying Termination.

      (k) "Separation from Service" means a "separation from service" as defined in Treasury Regulation Section 1.409A-1(h).

      (l) "Severance Period" means (i) with respect to a Benefit Level I Employee, the period commencing on the Termination Date and ending on the third anniversary of the Termination Date, (ii) with respect to a Benefit Level II Employee, the period commencing on the Termination Date and ending on the second anniversary of the Termination Date and (iii) with respect to a Benefit Level III Employee, the period commencing on the Termination Date and ending on the first anniversary of the Termination Date.




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      (m)   "Termination Date" with respect to an Employee means the date during the Termination Period on which the Employee incurs a Separation from Service other than by reason of a Nonqualifying Termination.

      (n) "Termination Period" with respect to an Employee means the period commencing upon a Change in Control and ending on the earlier to occur of (i) the date which is two years following such Change in Control and (ii) the Employee's death.

      (o) "Window Period" means the 30-day period commencing one year after the date of a Change in Control.

      2. VESTING OF EQUITY AWARDS UPON A CHANGE IN CONTROL; EXERCISE PERIOD. Immediately upon a Change in Control, all stock options and other equity awards, if any, granted by the Company to an Employee that are not otherwise exercisable or vested shall become exercisable, or become vested, in full. With respect to any and all stock options granted by the Company to an Employee, each such option shall remain exercisable following the Employee's termination of employment until and including the earlier to occur of (i) the date which is one year after the Employee's termination of employment and (ii) the expiration date of the term of the option (as set forth in the written agreement relating to such option).

      3. PAYMENTS AND BENEFITS UPON SEPARATION FROM SERVICE. If during the Termination Period an Employee incurs a Separation from Service, other than by reason of a Nonqualifying Termination, and the Employee (or the Employee's executor or other legal representative in the case of the Employee's death or disability following such termination) executes a general release and noncompetition, nonsolicitation, intellectual property and confidentiality agreement in a form reasonably acceptable to the Company in its sole discretion (the "Release and Noncompetition Agreement"), within 60 days following the Termination Date and has not revoked the Release and Noncompetition Agreement, the Company shall provide to the Employee, as compensation for services rendered to the Company, and in consideration of the general release and the covenants set forth in the Release and Noncompetition Agreement, the benefits described in paragraphs
(a), (b) and (c) of this Section 3. In addition, if the employment of an Employee shall terminate for any reason, then the Employee shall be entitled to the following without regard to whether a Release and Noncompetition Agreement is executed: (i) a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to
Section 6) equal to the sum of the Employee's full annual base salary from the Company and its affiliated companies through the Termination Date, and any accrued vacation pay, in each case to the extent not theretofore paid, and (ii) the benefits provided under the terms of any employee benefit plan in which the Employee participates including, without limitation, the Company's Supplemental Key Executive Retirement Plan or the Company's Non-Qualified Excess Plan.

      (a) The Company shall pay to the Employee (or the Employee's beneficiary or estate, as the case may be) a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 6) equal to the sum of (1) and (2) below:

            (1) notwithstanding anything to the contrary contained in the Company's annual bonus plan in effect at the time of the Employee's Separation from Service, either (A) the Current Bonus if such Separation from Service occurs in the same fiscal year of the Company as the fiscal year in which the Change in Control occurs, or (B) the Average Prior Bonus if such Separation from Service occurs in a fiscal year of the Company that is subsequent to the fiscal year in which the Change in Control occurs, in either case multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Employee's Separation from Service occurs through the Termination Date and the denominator of which is 365 or 366, as applicable; plus


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            (2)

            (i)   with respect to a Benefit Level I Employee, the sum of
      (A) three times the Employee's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Termination Date and (B) three times the greater of (1) the Employee's target annual bonus in effect immediately prior to the Change in Control or immediately prior to the Termination Date, whichever is higher, and (2) an annual bonus equal to the Average Prior Bonus;

            (ii)  with respect to a Benefit Level II Employee, the sum of
      (A) two times the Employee's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Termination Date and (B) two times the greater of
      (1) the Employee's target annual bonus in effect immediately prior to the Change in Control or immediately prior to the Termination Date, whichever is higher, and (2) an annual bonus equal to the Average Prior Bonus; and

            (iii) with respect to a Benefit level III Employee, the sum of
      (A) one times the Employee's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Termination Date and (B) one times the greater of
      (1) the Employee's target annual bonus in effect immediately prior to the Change in Control or immediately prior to the Termination Date, whichever is higher and (2) an annual bonus equal to the Average Prior Bonus.

Subject to the following sentence, the amount described above shall be paid within 30 days following the date of execution of the Release and Noncompetition Agreement, except with respect to any payment of the Current Bonus, which shall be paid to the Employee at such time as annual bonuses are paid to other employees of the Company who are eligible to receive an annual bonus. Notwithstanding the foregoing, if an Employee is a "specified employee" (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder), on his or her Termination Date, then (A) no such payment shall be made before the six-month anniversary of such Termination Date, and (B) all such payments shall be paid within 30 days after such six-month anniversary; PROVIDED, HOWEVER, that if such Participant dies or becomes "disabled" (within the meaning of Section 409A(a)(2)(C)(i) of the Code) prior to such six-month anniversary, then such payments shall be made within ninety (90) days following the date on which he or she dies or becomes disabled, as applicable.

      (b) For the period commencing on the Termination Date and ending on the earlier of (i) the expiration of the Employee's Severance Period and
(ii) the date on which the Employee becomes eligible to participate in and receive medical, dental and life insurance benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this Section 3(b), the Company shall continue the Employee's medical, dental and life insurance coverage upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Change in Control or, if more favorable to the Employee, to the same extent as such coverage shall have been in effect immediately prior to the Employee's Termination Date, and the Company and the Employee shall share the costs of the continuation of such medical, dental and life insurance coverage in the same proportion as such costs were shared immediately prior to the Change in Control or, if more favorable to the Employee, immediately prior to the Employee's Termination Date.








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      (c)   During the Employee's Severance Period, the Employee shall be entitled to outplacement services to be provided by a firm selected by the Company. The maximum payments to be made by the Company during the Severance Period for outplacement services with respect to a Benefit Level I Employee shall be $30,000, with respect to a Benefit Level II Employee shall be $25,000 and with respect to a Benefit Level III Employee shall be $15,000. Payments shall be made directly to the outplacement firm upon submission of proper documentation to the Company. If an Employee elects not to use such outplacement services, the Employee will not be entitled to any cash payment in lieu thereof.

      4.    CERTAIN ADDITIONAL PAYMENTS; REDUCTION OF PAYMENTS.

      (a) Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest and penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Employee, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit (taking into account both income taxes and any Excise Tax) which is at least ten percent (10%) greater than the net after-tax proceeds to the Employee resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") that is one dollar less than the smallest amount that would give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

      (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Employee within five
(5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and






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the Employee.  As a result of the uncertainty in the application of Section
4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

      (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED FURTHER, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED FURTHER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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      (d)   If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(c), the Employee becomes entitled to receive, and receives, any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 4(c) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      5.    PLAN ADMINISTRATION; CLAIMS PROCEDURE.

      (a) The Plan shall be interpreted and administered by the person or persons appointed by the Board from time to time to administer the Plan (the "Plan Administrator"), who shall have complete authority, in his or her sole discretion subject to the express provisions of the Plan, to make all determinations necessary or advisable for the administration of the Plan. All questions arising in connection with the interpretation of the Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner.

      (b) The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of his or her duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of the Plan. All reasonable fees and expenses of such persons shall be borne by the Company.

      (c) If any Employee or other person believes he is entitled to benefits in an amount greater than those, which he is receiving or has received, he may file a written claim with the Secretary of the Company. Such claim shall state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The secretary of the Company shall review the claim and shall, within 90 days after receipt of the claim, give written notice by registered or certified mail to the claimant of the Secretary's decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the Company's decision with respect to the claim shall be written in a manner designed to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan. The Company shall also advise the claimant that he or his duly authorized representative may request a review of the denial by the President of the Company by filing with the Company within 60 days after notice of the denial has been received by the claimant, a written request for such review. The claimant shall be informed that he may have reasonable access to pertinent documents and submit comments in writing to the President within the same 60-day period. If a request is so filed, review of the denial shall be made by the President within 60 days after receipt of such request unless special circumstances require an extension, and the claimant shall be given written notice of the President's final decision. If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The notice of the President's final decision shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner designed to be understood by the claimant.

      6. WITHHOLDING TAXES. The Company may withhold from all payments due under the Plan to each Employee (or his or her beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

      7. AMENDMENT AND TERMINATION. The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of the Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be adverse to the interests of any Employee or in the case of termination, shall be at least 120 days after notice thereof is given by the Company to the Employees in accordance with Section 18 hereof; PROVIDED, HOWEVER, that no such action shall be taken by the Board during any period when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and PROVIDED FURTHER, that with respect to an Employee, on and after a Change in Control, in no event shall the Plan be amended in a manner adverse to the interests of such Employee or terminated prior to the end of such Employee's Termination Period.

      8.    REIMBURSEMENT OF EXPENSES; INTEREST ON LATE PAYMENTS.

      (a) If any contest or dispute shall arise under the Plan involving termination of the Employee's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Employee, on a current basis, for all legal fees and expenses, if any, incurred by the Employee in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under "Money Rates" in THE WALL STREET JOURNAL from time to time, plus 300 basis points, but in no event higher than the maximum legal rate permissible under applicable law (the "Interest Rate"), such interest to accrue from the date the Company receives the Employee's written statement for such fees and expenses through the date of payment thereof; PROVIDED, HOWEVER, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Employee's claims in such contest or dispute, the Employee shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Employee pursuant to this Section 8(a).

      (b) With respect to any and all payments that are required to be made by the Company to an Employee pursuant to the Plan and that are not made within the time period specified herein, the Company shall pay to the Employee interest on such payments at the Interest Rate. Such interest shall accrue from the due date of the required payment through the date on which such payment is made to the Employee.

      (c)   For the avoidance of doubt and to ensure compliance with
Section 409A of the Code, (i) reimbursements under this Section 8 shall be made promptly, but in any event on or before the last day of the taxable year following the taxable year in which the relevant expense is incurred,
(ii) the amount of expenses eligible for reimbursement during a taxable year may not affect the expenses eligible for reimbursement in any other taxable year, and (iii) this Section 8 shall only be applicable to expenses incurred during the lifetime of the Employee or within 10 years thereafter.

      9. ENTIRE AGREEMENT. Subject to Section 10(a) hereof, any amount paid pursuant to the Plan shall be paid in lieu of any other amount of severance relating to salary or bonus continuation, any other continuation of medical, dental or life insurance coverage (other than coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985) or any other outplacement services to be received by the Employee upon termination of employment of the Employee under any severance plan, policy or arrangement of the Company. Subject to the foregoing, the rights of, and benefits payable to, an Employee pursuant to the Plan are in addition to any rights of, or benefits payable to, an Employee under any other employee benefit plan or compensation program of the Company. All rights of an Employee under any such plan or program shall be determined in accordance with the provisions of such plan or program.

      10.   OFFSET; MITIGATION.

      (a) If the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law or by contract to provide advance notice of separation ("Notice Period"), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

      (b) In no event shall an Employee be obligated to seek other employment or to take other action by way of mitigation of the amounts payable and the benefits provided to such Employee under any of the provisions of the Plan, and such amounts and benefits shall not be reduced whether or not such Employee obtains other employment, except as otherwise provided in Section 3(c) hereof.

      11. UNFUNDED PLAN. The Plan shall not be funded. No Employee entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, but an Employee shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in the Plan.

      Upon a Change in Control, the Company shall establish a trust for the purpose of providing the benefits under the Plan. Any such trust shall be established in such manner so as to be a "grantor trust" of which the Company is the grantor, within the meaning of section 671 et. seq. of the Code. The Company shall deposit in such trust assets sufficient to satisfy the Company's obligations under the Plan, assuming, for these purposes, that each Employee will be entitled to benefits hereunder. Such trust shall not permit a reversion of any assets to the Company; PROVIDED, HOWEVER, that if an Employee's Termination Period expires and such Employee's employment has not been terminated, then an amount equal to the amount that would have been necessary to satisfy any obligations to such Employee may revert to the Company. The existence of any such trust shall not relieve the Company of its liabilities under the Plan, but the obligations of the Company under the Plan shall be deemed satisfied to the extent paid from the trust.

      12. PAYMENTS TO MINORS, INCOMPETENTS AND BENEFICIARIES. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto. If an Employee shall die while any amounts would be payable to the Employee under the Plan had the Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the estate of the Employee.

      13. NON-ASSIGNABILITY. None of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process or any other legal or equitable process available to any creditor of such Employee. Except as otherwise provided herein or by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be subject to any obligation or liability of such Employee.

      14. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither the adoption of the Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Employee the right to be retained in the service of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan had not been adopted.

      15. ARBITRATION. Except as otherwise provided in Section 6 of the Release and Noncompetition Agreement, any dispute or controversy between the Company and the Employee, whether arising out of or relating to the Plan, the breach of the provisions of the Plan, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under the Plan being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Employee. The Company and the Employee acknowledge that the Plan evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in the Plan, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

      16. SUCCESSORS; BINDING AGREEMENT. The Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Employee, present and future, and any successor to the Company or one of its subsidiaries. The Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of the Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 16, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

      17. HEADINGS. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

      18. NOTICES. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

      19. EFFECTIVE DATE. The Plan shall be effective as of the date hereof and shall remain in effect unless and until terminated by the Board pursuant to Section 7 hereof.

      20. EMPLOYMENT WITH SUBSIDIARIES. For purposes of the Plan, employment with the Company shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

      21. GOVERNING LAW; VALIDITY. The Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

      22. COMPLIANCE WITH SECTION 409A OF CODE. The Plan is intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly. The Company shall have the discretion and authority to amend the Plan at any time to satisfy any requirements of section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan. Notwithstanding the foregoing, in no event shall the Company, any of its employees, or any member of the Board have any liability for any taxes imposed in connection with a failure of the Plan to comply with Section 409A of the Code.



      IN WITNESS WHEREOF, the Company has caused the Plan to be adopted as of the 12th of November, 2009.


                                    LANDAUER, INC.


                                    By:    /s/ Katherine E. Bober

























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